                                                                     Exhibit 5.1

                           Jones, Day, Reavis & Pogue
                              901 Lakeside Avenue
                              Cleveland, OH 44113

                                  July 2, 1999

Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, Ohio  44124

             Re: Cole National Corporation 1998 Equity and Performance Incentive Plan (Amended and Restated as of June 10, 1999)
                      ---------------------------------------------------------

Ladies and Gentlemen:

           We have acted as counsel for Cole National Corporation, a Delaware corporation (the "Registrant"), in connection with the Cole National Corporation 1998 Equity and Performance Incentive Plan (Amended and Restated as of June 10, 1999) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that


       1. The shares of the Registrant's common stock, par value $.001 per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan will be, when issued or transferred and sold in accordance with the Plan and, with respect to options granted under the Plan, the related option agreements, assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

       2. When issued in accordance with the terms of the Rights Agreement, dated August 22, 1995 (amended August 27, 1997) between the Registrant and National City Bank, as rights agent (the "Rights Agreement"), the preferred share purchase rights (the "Rights") will be validly issued.

           The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.

           We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Registrant to effect registration under the Securities Act of 1933 of the shares of Common Stock to be issued or transferred and sold pursuant to the Plan.

                                Very truly yours,



                                /s/ Jones, Day, Reavis & Pogue